UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2005

FirstBank NW Corp.
(Exact name of registrant as specified in its charter)

Washington	000-22435	84-1389562
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1300 16th Avenue, Clarkston, Washington		99403
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number (including area code): (509) 295-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

Base Salaries of Executive Officers

        On May 25, 2006, the Board of Directors of FirstBank NW Corp. ("FirstBank") increased the salaries of the five named executive officers, effective April 1, 2006, as follows:

Name and Title	2005 Annual Base Salary	2006 Annual Base Salary
Clyde E. Conklin President and Chief Executive Officer	$171, 960	$183,977
Larry K. Moxley Executive Vice President and Chief Financial Officer	152,863	160,506
Terrence A. Otte Executive Vice President and Chief Operating Officer	131,670	138,254
Donn L. Durgan Executive Vice President and Chief Lending Officer	129,255	135,718
Richard R. Acuff Executive Vice President and Chief Information Officer	100,716	105,752

Income Performance Bonus Plan

        FirstBank has an Income Performance Bonus Plan pursuant to which executive officers of FirstBank are eligible to receive a bonus if FirstBank attains a target net income goal during the March 31, 2007 fiscal year. If the goal is attained, Messrs. Conklin and Moxley receive 40% of base salary and Messrs. Otte, Durgan and Acuff receive 25% of base salary.

Key Strategic Bonus Plan

        In addition to the Income Performance Bonus Plan, the Board of Directors of FirstBank established performance goals under its Key Strategic Bonus Plan. Under this Plan, each executive officer is eligible to receive a bonus of up to an additional 10% of the officer's base compensation. This is a subjective incentive that is based on the attainment by each officer of specified goals that support FirstBank's strategies. Some of the goals established are compliance with new internal control requirements, achieving deposit and loan growth, improving cost accounting systems to further support profitability analysis and implementing a bank wide training program.

Directors' Compensation

        The Board of Directors voted at its meeting on May 25, 2006 not to make any changes in the annual retainers, board and committee fees and other fees paid to directors from the amounts paid during the fiscal year ended March 31, 2006.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRSTBANK NW CORP.

DATE: May 31, 2006	By: /s/Clyde E. Conklin
Clyde E. Conklin
President and Chief Executive Officer

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